SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

			    ONYX PHARMACEUTICALS INC
                            -------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        --------------------------------
                         (Title of Class of Securities)

                                    683399109
                                ----------------
                                 (CUSIP Number)

                                July 17th, 2009
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check appropriate box to designate the rule pursuant to which this
Schedule is filed:

   |_|      Rule 13d-1(b)

   |X|      Rule 13d-1(c)

   |_|      Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- -------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PICTET FUNDS - BIOTECH
- -------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
- -------------------------------------------------------------------------
3   SEC USE ONLY


- -------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Luxembourg
- -------------------------------------------------------------------------
                  5    SOLE VOTING POWER

				2'834'452
                  ---------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       ---------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2'834'452
- -------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
- -------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.98%
- -------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    INVESTMENT FUND
- -------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer: ONYXX PHARMAEUTICALS INC
      (b)   Address of Issuer's Principal Executive Offices:

            	2100 Powell Street
            	Emeryville C.A. 94 608
		United States

Item 2.

      (a)   Name of Person Filing:

            PICTET FUNDS - BIOTECH

      (b)   Address of Principal Business Office or, if none, Residence:

            Luxembourg

      (c)   Citizenship: Luxembourg

      (d)   Title of Class Securities: Common Stock

      (e)    CUSIP Number: N.A.

Item 3.

      Not applicable.

Item 4. Ownership

      (a)   Amount Beneficially Owned:
            2'834'452

      (b)   Percent of Class: 4.98%.

      (c)   Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

            (ii)  shared power to vote or to direct the vote:

            (iii) sole power to dispose or to direct the disposition of:

            (iv)  shared power to dispose or to direct the disposition of:

Item 5. Ownership of Five Percent or Less of a Class

      **The Reporting Person beneficially owned more than 5
percent of the Common Stock as of May 21st, 2009
but has subsequently 	decreased its beneficial
 ownership below 5 percent as of the date of this filing.

Item 6.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not Applicable.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of the Group

      Not applicable.

Item 10. Certification

      By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       	 Date:  July 24th, 2009

                                   Charles Vallee	Claudy Huart
                                   --------------      	--------------





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